SECURITIES AND EXCHANGE COMMISSION
				Washington, D.C.  20549

					FORM 8-K

					CURRENT REPORT
				Pursuant to Section 13 or 15(d) of the
				Securities Exchange Act of 1934

				Date of Report (Date of earliest event reported):
				August 21, 2002  (August 21, 2002)


				FOX ENTERTAINMENT GROUP, INC.
			(Exact name of registrant as specified in its charter)


					Delaware
			(State or other jurisdiction of incorporation)

					1-14595
				(Commission File Number)

					95-4066193
				(IRS Employer Identification No.)

				1211 Avenue of the Americas
				New York, New York 10036
			(Address of principal executive offices)  (Zip Code)

		Registrant's telephone number, including area code (212) 852-7111

					Not applicable
		(Former name or former address, if changed since last report)



 Item 5:	Other Events

On August 21, 2002, Fox Entertainment Group, Inc. ("FEG") and Fox Television Stations, Inc. ("Fox Television Stations") announced the acquisition of WPWR-TV in Chicago, Illinois from Newsweb Corporation. WPWR-TV is a UPN affiliate.

A copy of the press release issued by FEG and Fox Television Stations announcing the transaction is attached as Exhibit 99.1 to this Report.

Item 7:			Financial Statements and Exhibits
(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.  The following exhibits are being filed herewith:

99.1	Press Release


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 21, 2002

						FOX ENTERTAINMENT GROUP, INC.
						By:   /s/ Lawrence A. Jacobs
						Lawrence A. Jacobs
						Secretary





INDEX TO EXHIBITS

99.1	Press Release dated August 21, 2002


Exhibit 99.1


FOX ENTERTAINMENT GROUP

N E W S R E L E A S E

1211 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10036 	www.fox.com

For Immediate Release 				Contact: Andrew Butcher 212-852-7070


Fox Television Stations Completes Acquisition Of
WPWR-TV In Chicago

Acquisition Gives Fox Television Stations A Duopoly In Chicago, Third Largest U.S. Market; Duopolies In Top Three U.S. Markets
______________________

NEW YORK, NY, August 21, 2002: Fox Entertainment Group and Fox Television Stations, Inc. today announced the completion of the acquisition of WPWR-TV in Chicago, Illinois. WPWR-TV was acquired from Newsweb Corporation for $425 million in cash.

The acquisition gives Fox Television Stations a station duopoly in Chicago, the third largest U.S. television market, and duopolies in the top three U.S. markets. With WPWR-TV, Fox Television Stations owns and operates 35 stations in the U.S. and has nine duopolies, including existing duopolies in New York, Los Angeles, Dallas, Washington, D.C, Houston, Minneapolis, Phoenix and Orlando.

WPWR-TV is a UPN affiliate. Fox Television Stations owns and operates 25 FOX network affiliates, nine UPN affiliates and one independent station.

Fox Entertainment Group, Inc., 85% owned by The News Corporation Limited (NYSE: NWS,NWS.A), is principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming. Fox had total assets as of March 31, 2002 of approximately US$24 billion and total annual revenues of approximately US$10 billion. The Company's studios, production facilities and film and television library provide high-quality creative content, and the Company's broadcasting and cable networks provide extensive distribution platforms for the Company's programs.

For more information about Fox Entertainment Group, please visit www.fox.com